EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE


 UK SECRETARY OF STATE FOR TRADE AND INDUSTRY REQUIRES DIVESTITURE OF GREEN FLAG
              UNIT BEFORE CENDANT AND RAC MOTORING SERVICES MERGER
                                   CAN PROCEED

       Company Says Divestiture of Green Flag is an Unacceptable Condition

    Cendant Says RAC Valuation Was Based on Future Synergies with Green Flag

         New York, NY, February 4, 1999--Cendant Corporation (NYSE: CD) today announced that the UK Secretary of State for Trade and Industry has cleared its proposed acquisition of RAC Motoring Services on the condition that Cendant divests its Green Flag breakdown assistance business. Cendant does not regard the proposed condition as reasonably acceptable or commercially feasible and therefore it is the Company's intention not to proceed with the acquisition of RAC Motoring Services.

         Stephen P. Holmes, Cendant Corporation vice chairman, stated:
         "At the outset, we explained to the MMC that the divestiture of Green Flag would not be acceptable. Thus, we have informed the RAC that we do not regard the condition described by the Secretary of State as acceptable and, for that reason, we are unable to proceed with the acquisition of RAC Motoring Services. Our valuation of RAC Motoring Services was driven by future synergies between the RAC and Green Flag businesses, which would have resulted in cost savings to benefit our shareholders and service improvements to benefit RAC and Green Flag members. However, our intention is now to build on the already successful record of Green Flag and to provide a strong and vigorous competitor to the RAC, the AA and others in the UK breakdown services market. We will utilize the funds committed to the RAC transaction to further reduce debt and repurchase Cendant shares."

         Cendant Corporation is one of the world's foremost providers of consumer and business services. The Company operates in three principal divisions: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company; the UK's largest private car park operator;
and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in New York, NY, the Company has more than 35,000 employees and operates in over 100 countries.

         Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Prospectus Supplement dated November 24, 1998.

Media Contact:                                Investor Contacts:
Elliot Bloom                                  Denise Gillen
212-413-1832                                  212-413-1833

Victoria Weld                                 Sam Levenson
Kekst and Company                             212-413-1834
212-521-4800